CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$20,327,000	$2,618.12

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 26, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$20,327,000 Buffered SuperTrackSM Notes due March 1, 2018 Linked to the Performance of an Equity Basket Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	February 26, 2014

Issue Date:	March 3, 2014

Basket Final Valuation Date:*	February 26, 2018

Maturity Date:**	March 1, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A weighted basket (the “Basket”) comprised of the following indices and exchange-traded funds (each of which are referred to as a “Basket Component” and collectively as the “Basket Components”) with each Basket Component having the weighting noted below:

Basket Component	Bloomberg Service Page	Weight	Initial Value
S&P 500® Index (the “S&P 500 Index”)	SPX<Index>	70.00%	1,845.16
iShares® MSCI EAFE Index Fund (the “MSCI EAFE ETF”)	EFA UP <Equity>	15.00%	$67.16
S&P MidCap 400® Index (the “S&P MidCap 400 Index”)	MID <Index>	8.00%	1,367.69
iShares® MSCI Emerging Markets ETF (the “MSCI Emerging Markets ETF”)	EEM UP <Equity>	4.00%	$39.01
Russell 2000® Index (the “Russell 2000 Index”)	RTY <Index>	3.00%	1,181.72

Each of the S&P 500 Index, the S&P MidCap 400 Index and the Russell 2000 Index are referred to herein as an “Index” and collectively as the “Indices”. Each of the MSCI EAFE ETF and the MSCI Emerging Markets ETF are referred to herein as an “ETF” and collectively as the “ETFs”.

Payment at Maturity:

If you hold your Notes to maturity, you will receive (in each case, subject to our credit risk), a cash payment determined as follows:

•       If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Performance calculated as follows:

$1,000 + [$1,000 × Basket Performance]

•     If the Final Basket Level is less than or equal to the Initial Basket Level, but greater than or equal to the Threshold Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold; and

•     If the Final Basket Level is less than the Threshold Level, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times (i) the Basket Performance plus the Buffer Percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

If the Basket Performance is less than -20.00% (and, accordingly, the Final Basket Level is less than 80.00), you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -20.00% and you may lose up to 80.00% of your principal. Any payment on the Notes, including any principal protection feature provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement

[Terms of Notes continue on next page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$20,327,000	$20,327,000	$0	$20,327,000

‡	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Our estimated value of the Notes on the pricing date, based on our internal pricing models, is $981.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms Continued

Buffer Percentage:	20.00%

Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.

Final Basket Level:

The Final Basket Level will reflect the Basket Performance as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Performance]

Threshold Level:	80.00, which is equal to 80.00% of the Initial Basket Level.

Closing Value of the Basket Components:

With respect to an Index, the closing level of the Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to an ETF, the official closing price per share of the exchange traded fund on the relevant valuation date as displayed on the respective Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

In certain circumstances, the closing price per share of an ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to each Basket Component, the Closing Value of such Basket Component on the Basket Initial Valuation Date, as noted in the table above.

Final Value:	With respect to each Basket Component, the Closing Value of such Basket Component on the Basket Final Valuation Date.

Basket Value Contribution:	With respect to a Basket Component, the weight of such Basket Component (as shown in the table above) times the Basket Component Return of such Basket Component.

Basket Performance:	The Basket Performance will be equal to the sum of the Basket Value Contributions of each Basket Component.

Reference Asset Business Day:

A day that is both (i) a scheduled trading day with respect to each Index and (ii) a scheduled trading day with respect to each ETF.

The term “scheduled trading day”, with respect to an Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to an ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplements.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741T5N3 / US06741T5N36

*	Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

PS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PS–3

Additional information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

PS–4

Hypothetical Examples

Illustrative Calculations of Basket Component Returns, Basket Value Contributions, Basket Performance, Final Basket Level and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Return of each Basket Component, the Basket Value Contribution of each Basket Component and the Basket Performance. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. We cannot predict the Basket Component Returns of any of the Basket Components or the Basket Performance.

This example does not take into account any tax consequences of investing in the Notes and makes the following key assumptions:

•	Initial Value of each Basket Component: 100.00*

•	Initial Basket Level: 100.00

•	Threshold Value: 80.00

•	Buffer Percentage: 20.00%

*	The hypothetical Initial Value of 100.00 for each Basket Component been chosen for illustrative purposes only and does not represent an actual likely Initial Value for any Basket Component. The actual Initial Value for each Basket Component is equal to the Closing Value of such Basket Component on the Basket Initial Valuation Date and is set forth o the cover page of this pricing supplement. For more information about recent historical prices or levels of each Basket Component, please see “Information About the Basket Components” below.

Basket Component	Initial Value	Final Value	Basket Component Return	Weight	Basket Value Contribution
S&P 500 Index	100.00	60.00	-40.00%	70.00%	-28.00%
MSCI EAFE ETF	100.00	80.00	-20.00%	15.00%	-3.00%
MSCI Emerging Markets ETF	100.00	135.00	35.00%	8.00%	2.80%
S&P MidCap 400 Index	100.00	110.00	10.00%	4.00%	0.40%
Russell 2000 Index	100.00	120.00	20.00%	3.00%	0.60%

Basket Performance (sum of the Basket Value Contributions)					-27.20%

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

Step 2: Calculate the Basket Value Contribution of each Basket Component.

As the table above demonstrates, the Basket Value Contribution for each Basket Component will be equal to the weight of such Basket Component times the Basket Component Return of such Basket Component.

Step 3: Calculate the Basket Performance.

As the table above demonstrates, the Basket Performance will be equal to the sum of the Basket Value Contributions of each Basket Component. In this case, the Basket Performance equals -27.20%.

Step 4: Using the Basket Performance calculated in Step 3 above, calculate the Final Basket Level.

As set forth on the cover page of this pricing supplement, the Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Performance. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Performance]

100.00 + [100.00 × -27.20%] = 72.80

Accordingly, the Final Basket Level is 72.80.

Step 5: Using the Final Basket Level calculated in Step 4 above, calculate the payment at maturity.

In this case, because the Final Basket Level is less than the Threshold Level, the payment at maturity (per $1,000 principal amount Note) is calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

$1,000 + [$1,000 × (-27.20% + 20.00%)] = $928.00

Accordingly, the investor receives at maturity (subject to our credit risk) a cash payment of $928.00 per $1,000 principal amount Note that they hold.

The total return on investment of the Notes is -7.20%.

PS–5

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Basket Level: 100.00

•	Threshold Value: 80.00

•	Buffer Percentage: 20.00%

For a detailed description of how the Basket Performance, Final Basket Level and Payment at Maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Value Contribution, Basket Performance, Final Basket Level and Payment at Maturity” above.

Basket Performance	Final Basket Level	Payment at Maturity (per $1,000 principal amount Note)	Total Return
70.00%	170.00	$1,700.00	70.00%
60.00%	160.00	$1,600.00	60.00%
50.00%	150.00	$1,500.00	50.00%
40.00%	140.00	$1,400.00	40.00%
30.00%	130.00	$1,300.00	30.00%
20.00%	120.00	$1,200.00	20.00%
10.00%	110.00	$1,100.00	10.00%
0.00%	100.00	$1,000.00	0.00%
-5.00%	95.00	$1000.00	0.00%
-10.00%	90.00	$1000.00	0.00%
-20.00%	80.00	$1000.00	0.00%
-30.00%	70.00	$900.00	-10.00%
-40.00%	60.00	$800.00	-20.00%
-50.00%	50.00	$700.00	-30.00%
-60.00%	40.00	$600.00	-40.00%
-70.00%	30.00	$500.00	-50.00%
-80.00%	20.00	$400.00	-60.00%
-90.00%	10.00	$300.00	-70.00%
-100.00%	0.00	$200.00	-80.00%

Example 1: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 110.00.

Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Performance]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 90.00.

Because the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Threshold Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 3: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 50.00.

Because the Final Basket Level is less than the Threshold Level, the investor receives a payment at maturity of $700.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Basket Performance + Buffer Percentage)]

$1,000 + [$1,000 × (-50.00% + 20.00%)] = $700.00

The total return on the investment of the Notes is -30.00%.

PS–6

Overview of the Basket

The Basket is designed to allow investors to participate in the weighted percentage changes in the closing levels of the Basket Components as measured from the Initial Basket Level to the Final Basket Level of the Basket. The Basket is composed of (i) three equity indices that track the large capitalization, mid-capitalization and small capitalization U.S. equity markets (ii) one exchange-traded fund that tracks developed market stocks in Europe, Australia, Asia and the Far East and (iii) one exchange-traded fund that tracks large and mid-capitalization stocks in foreign emerging markets. The S&P 500 Index, which tracks the large capitalization section of the U.S. equity markets, comprises 70% of the weight of the Basket and, accordingly, the performance of U.S. large cap equities will have the greatest impact on the performance of the Basket. The Basket Components are more fully described below under “Information about the Basket Components”.

For more information on the calculation of the value of the Basket, please see section entitled “Illustrative Calculations of Basket Component Returns, Basket Value Contributions, Basket Performance, Final Basket Level and Payment at Maturity” above.

Hypothetical Historical Performance of the Basket

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through February 26, 2014. The graph is based upon actual historical levels of the Basket Components, assuming the Basket Components are weighted as set out on the first page with an initial basket value of 100 on August 1, 2007. The actual Initial Value for each Basket Component will be set on the pricing date and will be different from those used in the graph, but the Basket Component weightings will remain the same. The graph illustrates the effect of the offset and/or correlation among the Basket Components during such period. Further, as a comparative reference, we have provided the performance of the S&P 500 Index (the most highly weighted Basket Component) for the same period, normalized with an initial value of 100 as of August 1, 2007.

This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the Notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

PS–7

Selected Purchase Considerations

•	Market Disruption Events—The Basket Final Valuation Date, the Maturity Date and the Payment at Maturity are subject to adjustment in the event of a Market Disruption Event with respect to any Basket Component. If the Calculation Agent determines that on the Basket Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to any Basket Component, the Basket Final Valuation Date will be postponed. If such postponement occurs, the Final Values of the Basket Components shall be determined using the Closing Values of the Basket Components on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Basket Component. In no event, however, will the Basket Final Valuation Date be postponed by more than five scheduled Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Basket Component on such fifth day, the Calculation Agent will determine the Final Value of any Basket Component unaffected by such Market Disruption Event using the Closing Value of such Basket Component on such fifth day, and will make an estimate of the Closing Value of any Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event.

•	For a description of what constitutes a market disruption event with respect to the Indices, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of what constitutes a Market Disruption Event with respect to each of the ETFs, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•	Adjustments to the Basket and the Notes—For a description of adjustments that may affect the Basket or one or more of the Basket Components, see the following sections of the prospectus supplement:

•	For a description of adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•	For a description of adjustments that may affect the ETFs, see “Reference Assets—Exchange-Traded Funds— Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•	For a description of further adjustments that may affect the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, except as described under “Non-U.S. Holders” below, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket. Subject to the discussion of Section 1260 of the Internal Revenue Code (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” that is subject to the constructive ownership rules of Section 1260 of the Code to the extent the amount you receive in respect of the Notes relates to changes in the value of the ETFs. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETFs over the term of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETFs referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the portion of the maturity payment of the Notes that is attributable to changes in the value of the ETFs will only reflect the appreciation or depreciation in the value of the shares of the ETFs and will not be determined by reference to any short-term capital gains or ordinary income, if

PS–8

any, that is recognized by holders of shares of the ETFs, and because there is no upside leverage on the Notes, we believe that (subject to the discussion below) the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, if you purchase your Notes at a discount, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the discount at which you purchase your Notes should be taken into account in determining the Excess Gain Amount. Furthermore, if another exchange traded fund is substituted for any ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned that ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount could be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has recently revised proposed regulations under Section 871(m) which would, if finalized in current form, possibly treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2015 and only to a non-U.S. holder who acquires a Note after March 4, 2014. Consequently, an initial purchaser of a Note will generally not be subject to this withholding tax. However, such withholding tax could potentially apply to a holder that purchases a Note after March 4, 2014. We are not required to pay any additional amounts on account of any amounts withheld. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

PS–9

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss; If the Basket Final Level is Less than the Threshold Level, You will Receive Less, And Possibly Significantly Less, Than Your Original Investment in the Notes at Maturity—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Basket Performance is negative, the payment at maturity of the Notes will depend on the extent to which the Final Basket Level declines from the Initial Basket Level. If the Basket Performance is less than -20.00% (and, accordingly, the Final Basket Level is less than 80.00), you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance falls below -20.00%. As such, you may lose up to 80.00% of the principal amount of your Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	The Payment at Maturity of Your Notes is Not Based on the Value of the Basket Components at Any Time Other than the Closing Values of the Basket Components on the Basket Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Contribution Values, Basket Performance and the Final Basket Level) will be based solely on the Final Value of each Basket Component as compared to the Initial Value of each Basket Component. Therefore, if the Closing Value of one or more of the Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the values of the Basket Components at any time prior to such drop.

•	The Basket Components are Not Equally Weighted and the Weighted Performance of the Basket Components May Offset Each Other; The Performance of the Basket Will Depend Significantly on the Performance of the S&P 500 Index—Because the Basket Components are not equally weighted, the same percentage change in two or more of the Basket Components may have different effects on the Final Basket Level. For example, because the Basket Component weighting for the S&P 500 Index is considerably greater than the Basket Component weighting of any of the other Basket Components, any decrease in the value of the S&P 500 Index will have a significantly greater effect on the performance of the Basket than a comparable percentage increase in value of any of the other Basket Components. Therefore, in calculating the Final Basket Level, increases in the value of one or more of the lesser weighted Basket Components may be moderated or wholly offset by lesser increases or declines in the value of one or more of the other more highly weighted Basket Components.

Because the S&P 500 Index alone makes up 70% of the Basket, you should expect generally that the market value of your Notes and your payment at maturity will depend significantly on the performance of the S&P 500 Index from the Basket Initial Valuation Date to the Basket Final Valuation Date.

•	Holding the Notes is not the Same as Owning Directly the Basket Components, or the Underlying Constituents of the Basket Components—Holding the Notes is not the same as investing directly in any of the Basket Components or components of the Basket Components. The return on your Notes will not reflect the return you would realize if you actually purchased the Basket Components or underlying components of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the ETFs, the underlying constituents of such ETFs, or the stocks comprising any of the Indices, would have.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

PS–10

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETFs and the Value of the Notes— The value of the ETFs are subject to:

•	Management risk. This is the risk that the respective investment strategies for the ETFs, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the ETFs are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the ETFs could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETFs invested only in conventional securities.

•	Exchange-Traded Funds May Underperform Their Respective Underlying Assets/Indices—The performance of the ETFs may not replicate the performance of, and may underperform, their respective underlying indices. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying indices. Because the return on your Notes is linked to the weighted performance of the ETFs and not their underlying indices, the return on your Notes may be less than that of an alternative investment linked directly to the underlying indices of the ETFs or the stocks comprising such underlying indices.

•	The Notes are Subject to Risks Associated With Non-U.S. Securities Markets—The component stocks of each ETF are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the ETFs, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the ETFs will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Risks Associated With Emerging Markets—Because the MSCI Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	The Notes are Subject to Currency Exchange Rate Risk—The stocks that are invested in by each of the ETFs are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks underlying the ETFs are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities underlying the ETFs are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	Risks Associated with Small and Mid Capitalization Stocks May Affect the Notes—As noted above, the S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The stock prices of small and mid-sized companies may be more volatile than stock prices of large capitalization companies. Small and mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small and mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PS–11

•	Adjustments to the Indices or ETFs (including underlying indices tracked by the ETFs) could adversely affect the value of the Notes—Those responsible for calculating and maintaining the Indices or ETFs or the underlying indices tracked by the ETFs can add, delete or substitute the components of the Indices or ETFs (or the underlying indices tracked by the ETFs), or make other methodological changes that could change the value of the Indices or ETFs (or the underlying indices tracked by the ETFs). In addition, the publisher of an Index may discontinue or suspend calculation or publication of such Index or any of the ETFs may be delisted from their relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Basket Components and, consequently, the value of the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

PS–12

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the value of the Basket Components on any day, and in addition to the factors set forth above, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

•	the performance of the Basket, the performance of any of the Basket Components and the volatility of the values of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the Basket Components (including the dividend rate on the common stocks underlying the Indices);

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our financial condition and hedging activities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–13

Information about the Basket Components

We have derived all information contained in this pricing supplement regarding the Basket Components from the publicly available documents referenced in each section. In connection with the offering of the Notes, neither Barclays Bank PLC nor any of its affiliates has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components. Neither we nor our affiliates have independently verified that the publicly available documents or any other publicly available information regarding the Basket Components are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the following paragraphs) that would affect the value of the Basket Components (and therefore the value of the Basket Components at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Basket Components as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Components.

You should not assume that the information included in this pricing supplement is accurate as of any date other than the date noted and in no case as of any date subsequent to the date on the front cover of this pricing supplement.

Defined terms used in any section below shall apply solely to such section.

PS–14

Description of the S&P 500® Index

The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information Regarding the S&P 500® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the S&P 500 Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the S&P 500 Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
February 26, 2014*	1,848.38	1,741.89	1,845.16

*	High, low and closing prices are for the period starting January 1, 2014 and ending February 26, 2014.

PS–15

The following graph sets forth the historical performance of S&P 500 Index the based on daily closing levels from January 1, 2008 through February 26, 2014. The closing level of the S&P 500 Index on February 26, 2014 was 1,845.16.

We obtained the historical information set forth above from Bloomberg, L.P., without independent verification. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the Notes.

PS–16

Description of the Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information Regarding the Russell 2000® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Russell 2000 Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Russell 2000 Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.47	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
February 26, 2014*	1,181.72	1,093.59	1,181.72

*	High, low and closing prices are for the period starting January 1, 2014 and ending February 26, 2014

PS–17

The following graph sets forth the historical performance of Russell 2000 Index the based on daily closing levels from January 1, 2008 through February 26, 2014. The closing level of the Russell 2000 Index on February 26, 2014 was 1,181.72.

We obtained the historical information set forth above from Bloomberg, L.P., without independent verification. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the Notes.

PS–18

Description of the S&P MidCap 400® Index

General

All information regarding the S&P MidCap 400 Index set forth in this pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400 Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The S&P MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the S&P MidCap 400 Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the S&P MidCap 400 Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

For a description of the methodology used for the calculation and maintenance of the S&P MidCap 400 Index, including a description of the “investable weight factor” that is utilized to calculate the level of the S&P MidCap 400 Index on a “float-adjusted” basis, please see the description of the S&P 500 Index, which is also applicable to the S&P MidCap 400 Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap 400 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P MidCap 400 Index is the licensing of the S&P MidCap 400 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P MidCap 400 Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P MidCap 400 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the S&P MidCap 400 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the S&P MidCap 400 Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P MidCap 400 Index. It is possible that this trading activity will affect the value of the S&P MidCap 400 Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES

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The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, see “Description of the S&P 500® Index” above and “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information Regarding the S&P MidCap 400® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the S&P MidCap 400 Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the S&P MidCap 400 Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the S&P MidCap 400 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the S&P MidCap 400 Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	847.56	744.89	779.51
June 30, 2008	897.27	797.80	818.99
September 30, 2008	824.99	698.21	727.29
December 31, 2008	718.88	417.12	538.28
March 31, 2009	559.37	404.62	489.00
June 30, 2009	598.71	494.45	578.14
September 30, 2009	706.30	546.53	691.02
December 31, 2009	739.71	659.15	726.67
March 31, 2010	799.95	692.52	789.90
June 30, 2010	849.82	711.73	711.73
September 30, 2010	802.10	700.16	802.10
December 31, 2010	913.20	795.50	907.25
March 31, 2011	989.05	909.76	989.05
June 30, 2011	1,015.26	929.57	978.64
September 30, 2011	1,011.65	775.07	781.26
December 31, 2011	912.99	744.98	879.16
March 31, 2012	1,005.22	885.52	994.30
June 30, 2012	1,001.65	891.32	941.64
September 30, 2012	1,026.85	914.97	989.02
December 31, 2012	1,030.15	945.96	1,020.43
March 31, 2013	1,153.68	1,046.32	1,153.68
June 30, 2013	1,214.89	1,104.79	1,160.82
September 30, 2013	1,257.72	1,170.68	1,243.85
December 31, 2013	1,342.53	1,222.86	1,342.53
February 26, 2014*	1,367.69	1,265.61	1,367.69

*	High, low and closing prices are for the period starting January 1, 2014 and ending February 26, 2014.

PS–20

The following graph sets forth the historical performance of S&P MidCap 400 Index the based on daily closing levels from January 1, 2008 through February 26, 2014. The closing level of the S&P MidCap 400 Index on February 26, 2014 was 1,367.69.

We obtained the historical information set forth above from Bloomberg, L.P., without independent verification. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the Notes.

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Description of the ETFs

General

We have derived all information contained in this pricing supplement regarding the MSCI EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI EAFE ETF’s prospectus dated December 1, 2013 and other publicly available information. We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI Emerging Markets ETF’s prospectus dated December 30, 2013 and other publicly available information.

We have not independently verified such information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). Each of the MSCI EAFE ETF and the MSCI Emerging Markets ETF is an investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to each of the ETFs. The MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA” and the MSCI Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EAFE ETF and the MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the each ETF, please see the prospectus for each ETF. In addition, information about iShares® and each ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about either ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

iShares® MSCI EAFE ETF

Investment Objective and Strategy

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MCSI EAFE Index. The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the MSCI EAFE Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of February 26, 2014, the MSCI EAFE ETF’s top holdings by country were United Kingdom (20.82%), Japan (20.07%), Switzerland (9.68%), France (9.57%), Germany (9.33%), Australia (7.50%), Spain (3.42%), Sweden (3.26%), the Netherlands (3.15%) and Hong Kong (2.51%). As of February 26, 2014, the MSCI EAFE ETF’s top holdings by sector were Financials (25.36%), Industrials (12.77%), Consumer Discretionary (11.73%), Consumer Staples (10.80%), Health Care (10.60%), Materials (8.04%), Energy (6.82%), Telecommunications (5.03%), Information Technology (4.48%) and Utilities (3.59%).

The MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE Index. The MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities of the MSCI EAFE Index. In addition, the MSCI EAFE ETF may invest up to 10% of its assets in securities not included in the MSCI EAFE Index but which BlackRock believes will help the MSCI EAFE ETF track the MSCI EAFE Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BlackRock.

PS–22

Representative Sampling

The MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index, and generally does not hold all of the equity securities included in the MSCI EAFE Index. The MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index.

Correlation

The MSCI EAFE Index is a theoretical financial calculation, while the MSCI EAFE ETF is an actual investment portfolio. The performance of the MSCI EAFE ETF and the MSCI EAFE Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI EAFE ETF’s portfolio and the MSCI EAFE Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI EAFE ETF but not to the MSCI EAFE Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the MSCI EAFE ETF’s portfolio and that of the MSCI EAFE Index. The MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

PS–23

Historical Information Regarding the iShares® MSCI EAFE ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the MSCI EAFE ETF on the Basket Final Valuation Date. We cannot give you assurance that the performance of the MSCI EAFE ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the MSCI EAFE ETF, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	78.35	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.04	53.08	56.30
December 31, 2008	55.88	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	38.57	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	47.09	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
February 26, 2014*	67.55	62.31	67.16

*	High, low and closing prices are for the period starting January 1, 2014 and ending February 26, 2014

The following graph sets forth the historical performance of MSCI EAFE ETF the based daily prices from January 1, 2008 through February 26, 2014. The closing price of one share of the MSCI EAFE ETF on February 26, 2014 was $67.16.

PS–24

We obtained the historical information set forth above from Bloomberg, L.P., without independent verification. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the Notes.

PS–25

iShares® MSCI Emerging Markets ETF

Investment Objective and Strategy

The MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets ETF holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of February 26, 2014, the MSCI Emerging Markets ETF’s top holdings by country were China (18.67%), South Korea (16.26%), Taiwan (11.99%), Brazil (10.14%), South Africa (7.47%), India (6.41%), Russia (5.70%), Mexico (5.00%), Malaysia (3.92%), and Indonesia (2.57%). As of February 26, 2014, the MSCI Emerging Markets ETF’s top holdings by sector were Financials (25.94%), Information Technology (17.08%), Energy (10.86%), Materials (9.47%), Consumer Discretionary (9.28%), Consumer Staples (8.29%), Telecommunications (7.06%), Industrials (6.44%), Utilities (3.42%), and Health Care (1.72%).

The MSCI Emerging Markets ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The MSCI Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index. In addition, the MSCI Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the MSCI Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The MSCI Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Index. The MSCI Emerging Markets ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the MSCI Emerging Markets ETF is an actual investment portfolio. The performance of the MSCI Emerging Markets ETF and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI Emerging Markets ETF’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI Emerging Markets ETF but not to the MSCI Emerging Markets Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the MSCI Emerging Markets ETF’s portfolio and the Emerging Markets Index. BFA expects that, over time, the MSCI Emerging Markets ETF’s tracking error will not exceed 5%. The MSCI Emerging Markets ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the MSCI Emerging Markets Index.

Industry Concentration Policy

The MSCI Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

PS–26

Historical Information Regarding the iShares® MSCI Emerging Markets ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the MSCI Emerging Markets ETF on the Basket Final Valuation Date. We cannot give you assurance that the performance of the MSCI Emerging Markets ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the MSCI Emerging Markets ETF, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
February 26, 2014*	40.27	37.09	39.01

*	High, low and closing prices are for the period starting January 1, 2014 and ending February 26, 2014

The following graph sets forth the historical performance of MSCI Emerging Markets ETF the based daily prices from January 1, 2008 through February 26, 2014. The closing level of the MSCI Emerging Markets ETF on February 26, 2014 was $39.01.

PS–27

We obtained the historical information set forth above from Bloomberg, L.P., without independent verification. The historical performance of this Basket Component should not be taken as an indication of the future performance of this Basket Component during the term of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

PS–28